Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, as amended, each of the undersigned hereby consent to the joint filing on its behalf of a single Schedule 13G and any amendments thereto, with respect to the beneficial ownership by each of the undersigned of the shares of common stock, no par value, of Intrexon Corporation. The undersigned hereby further agree that this Joint Filing Agreement be included as an exhibit to such statement and any such amendment. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others. The undersigned hereby further agree that this Joint Filing Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument.

Dated: January 07, 2019

ARES TRADING SA		ARES TRADING SA
Date:	January 7, 2019	Date:	January 7, 2019

By:	/s/ Cedric Hyde	By:	/s/ Luigia Bocola

Name:	Cedric Hyde	Name:	Luigia Bocola

Title:	CFO	Title:	Finance Manager

MERCK SERONO SA, COINSINS, SWITZERLAND, AN AFFILIATE OF MERCK KGAA, DARMSTADT, GERMANY		MERCK SERONO SA, COINSINS, SWITZERLAND, AN AFFILIATE OF MERCK KGAA, DARMSTADT, GERMANY
Date:	January 7, 2019	Date:	January 7, 2019

By:	/s/ Cedric Hyde	By:	/s/ Tearaboth Te

Name:	Cedric Hyde	Name:	Tearaboth Te

Title:	CFO	Title:	Treasury Director

MERCK KGAA, DARMSTADT, GERMANY		MERCK KGAA, DARMSTADT, GERMANY
Date:	January 7, 2019	Date:	January 7, 2019

By:	/s/ Rando Bruns	By:	/s/ Tim Nielsen

Name:	Rando Bruns	Name:	Tim Nielsen

Title:	Head of Treasury	Title:	Head of Treasury Capital Markets